Exhibit 10.1

CABOT CORPORATION

AMENDED AND RESTATED

SUPPLEMENTAL CASH BALANCE PLAN

PREAMBLE

A supplemental pension program was authorized by a vote of the Board of Directors of Cabot Corporation (the “Corporation”) on September 10, 1976. Pursuant to that vote, letter agreements were entered into between the Corporation and certain of the Corporation’s executive officers.

The Supplemental Cash Balance Plan (as herein amended and restated, and as the same may hereafter be amended, the “Supplemental CBP” or the “Plan”) was originally adopted pursuant to a vote of the Board of Directors of the Corporation on February 10, 1984, its purpose being to provide benefits to a designated group of managers who are highly compensated employees of the Corporation or its subsidiaries, supplemental to the benefits provided under the Corporation’s tax-qualified pension program. The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended from time to time. The Corporation currently provides tax-qualified pension benefits through its Cash Balance Plan (together with predecessor programs, the “Cash Balance Plan”).

The amendment and restatement of the Plan set forth herein is intended inter alia to conform the Plan to the requirements of Section 409A of the Code, including the transition rules and exemptive relief provisions thereunder, and shall be construed consistently with that intent.

The provisions of this amended and restated Plan are effective as of January 1, 2009. Except as otherwise specifically provided herein, the rights and benefits of an individual who was a participant in the Plan and ceased to be a participant on or prior to December 31, 2008, will be determined in accordance with the provisions of the Plan as in effect on the date he or she ceased to be a participant and in accordance with the requirements of Section 409A, as applicable.

SECTION 1 Definitions

When used herein, the words and phrases defined shall have the following meanings. Capitalized words and phrases that are not defined herein shall have the meanings assigned to them in the Cash Balance Plan.

1.1. “Beneficiary” means the individual(s) or entity(ies) entitled under Section 3.10 below to receive any benefits hereunder upon the death of a Supplemental CBP Participant.

1.2. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.3. “Corporation” means Cabot Corporation.

1.4. “Committee” means the Benefits Committee as defined in the Cash Balance Plan.

1.5. “Employer” means the Corporation and/or any Affiliated Employer, as required by the context.

1.6. “Retirement” means Separation from Service following attainment of (i) age fifty-five (55) with at least ten years of Service, or (ii) age 65. An individual who has Separated from Service by reason of Retirement shall be treated as having “Retired.”

1.7. “Section 409A” means Section 409A of the Code and guidance issued thereunder.

1.8. “Separation from Service” means and correlative terms mean a “separation from service” (as that term is defined at Treas. Regs. § 1.409A-1(h)) from the Corporation and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Corporation under Treas. Regs. § 1.409A-1(h)(3).

1.9. “Specified Employee” means a Supplemental CBP Participant who (i) has a Separation from Service in the period beginning July 1 of any given year and ending June 30 of the following year and (ii) was a “key employee” (determined under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the 12-month period ending on the March 31 immediately preceding such July 1; provided, however, that such Participant will be treated as a Specified Employee hereunder only if on the date of such Participant’s Separation from Service, the Company (or any other corporation forming part of the Employer) is a corporation any stock of which is publicly traded on an established securities market or otherwise.

1.10. “Supplemental CBP Participant” means an individual who participates in the Plan in accordance with Section 2 below.

SECTION 2 Participation

2.1. Participation. Any person who was a participant in the Supplemental CBP on December 31, 2008, will continue to participate in the Plan in accordance with its terms after such date. Each other individual who is a Participant in the Cash Balance Plan shall be eligible to participate in and accrue benefits under this Plan for any calendar year if such individual satisfies either (a) or (b) below for such year:

(a) This Section 2.1(a) is satisfied if such individual’s base salary for any such year (as determined by the Committee), before reduction for deferrals, if any, under the Cabot Retirement Savings Plan, the Corporation’s nonqualified Deferred Compensation Plan, or any salary deferral under Sections 125 and 132 of the Code, equals or exceeds the dollar limitation applicable to such year under Section 401(a) (17) of the Code.

(b) This Section 2.1(b) is satisfied if such individual’s Compensation for such year, reduced by deferrals, if any, under the Corporation’s nonqualified Deferred Compensation Plan equals or exceeds the dollar limitation applicable to such year under Section 401(a)(17) of the Code.

For purposes of Section 3(36) of ERISA, the Supplemental CBP shall be treated as two separate plans, one of which will be deemed to provide only benefits (if any) in excess of the limitations of Section 415 of the Code.

SECTION 3 Benefits

3.1. Amount of Benefits. The amount of the benefit payable by the Corporation under this Supplemental CBP with respect to a Supplemental CBP Participant shall be: (i) the Accrued Benefit, if any, which would be payable with respect to such individual under the Cash Balance Plan (determined after applying the vesting schedule and provisions of the Cash Balance Plan, including any special vesting applicable upon a Change in Control) if such Accrued Benefit were determined without regard to the limitations of Sections 401(a)(17) and 415 of the Code (and the corresponding limitations under the Cash Balance Plan) and based on Compensation unreduced (but only if Section 2.1(a) is satisfied) for any deferrals under the Corporation’s nonqualified Deferred Compensation Plan reduced by (ii) the portion of the Accrued Benefit described in clause (i) above which is actuarially equivalent to any special additions credited to such individual’s Cash Balance Plan Account (and interest credits on such special additions) in accordance with the provisions of Appendix H, Appendix I, and similar Appendices of the Cash Balance Plan, and further reduced by (iii) the benefit actually payable with respect to the Supplemental CBP Participant under the Cash Balance Plan.

3.2. Time and Form of Benefit Payments.

(a) In General. In the event of a Supplemental CBP Participant’s Separation from Service for any reason, the benefit payable under Section 3.1 shall be paid, in the case of a single payment, within 60 days following such Separation or, in the case of installment payments, biweekly in each regular payroll payment of the Company commencing with the first payroll of the Company in the calendar year following the calendar year in which the Supplemental CBP Participant Separates from Service. Notwithstanding the above, in the case of a Supplemental CBP Participant who is a Specified Employee, payment shall be made, (A) in the case of a single payment, on the date that is six (6) months following the date of such Separation or, (B) in the case of installment payments, (i) any installment payments payable during the first six (6) months following the Participant’s Separation from Service shall be paid on the later of the date described in the first sentence of this Section 3.2 and the date that is six (6) months following such Separation, and (ii) payments thereafter shall be made as described in the first sentence of this Section 3.2. All amounts payable hereunder shall be paid in cash.

(b) Separations Prior to January 1, 2009. A Supplemental CBP Participant who Separates or Separated from Service on or before December 31, 2008, and who has not been paid or commenced payment on or prior to such date, will be paid in 2009 as soon as reasonably practicable (in the case of a single payment) or commencing as of the first payroll of the Company in calendar year 2009, (in the case of installments), in each case in the form selected by such Participant in his or her form-of-payment election made pursuant to Section 3.2(c) below; provided, however, the Committee shall distribute the Participant’s vested benefit in a single lump-sum payment in calendar year 2009 if the present value of the amount payable under Section 3.1 (determined on the basis of actuarial assumptions chosen in accordance with Section 3.7) is less than $50,000 on December 31, 2008.

(c) Form-of-Payment Election. A Supplemental CBP Participant may elect to receive his or her benefit payable under the Plan in either a single lump sum payment or in installments for 3, 5, or 10 years (a “form-of-payment election”). Any person who is or was a Supplemental CBP Participant on December 31, 2008 shall deliver a form-of-payment election in writing in a form and manner acceptable to the Committee on or before December 31, 2008, with the exception of Supplemental CBP Participants whose vested benefit was distributed in the first calendar quarter of 2009 pursuant to section 3.2(a) above. Such form-of-payment election will become irrevocable on December 31, 2008 (subject to Section 3.4) and will be effective with respect to all benefits of the Supplemental CBP Participant hereunder. A Supplemental CBP Participant who first becomes eligible to participate in the Plan on or after January 1, 2009 shall make a form-of-payment election in accordance with Section 3.3. If a Supplemental CBP Participant does not make any election with respect to the payment of his or her benefits hereunder, then such benefits shall be paid in a single payment as described in Section 3.2(a). Notwithstanding a Supplemental CBP Participant’s election under this Section 3.2(c) to receive installment payments, if the present value of the amount payable under Section 3.1 (determined on the basis of actuarial assumptions chosen in accordance with Section 3.7) is less than $50,000 at the time of the Supplemental CBP Participant’s Separation from Service, the Committee shall distribute the Participant’s vested benefit in a single lump-sum payment within 60 days following such Separation, notwithstanding the Supplemental CBP Participant’s form-of-payment election.

(d) Computation of Installment Payments, etc. For each Supplement CBP Participant who has elected an installment form-of-payment, the Committee shall maintain a memorandum account from and after such Participant’s Separation from Service to reflect the amount payable to the Participant and notional earnings credited pursuant to this Section 3.2(d). The amount of each installment shall be calculated so as to result in equal installments over the installment period by (1) determining on December 31 of the year in which the Participant Separated from Service the amount of benefits payable to the Participant pursuant to Section 3.1; (2) measuring notional earnings with respect to the declining account balance from the date of the Participant’s Separation to the end of the installment period using as the earnings measure the average yield of Treasury Constant Maturities, one (1) year, for the month of November of the calendar year in which the Participant Separated from Service, as published in the Federal Reserve Statistical Release; and (3) assuming that the account balance is reduced at the beginning of each year in the installment period by the aggregate amount of installment payments to be made for that year.

3.3. First Year of Participation. Notwithstanding Section 3.2 above, an individual who first satisfies the eligibility criteria of the Plan during the course of a calendar year and accordingly accrues a benefit under Section 3.1 for such calendar year may make a form-of-payment election by delivering to the Committee an election in writing, in a form and manner acceptable to the Committee, by December 31 of such calendar year, and such election shall govern the payment of any benefits accrued during such calendar year and subsequent years. If a Supplemental CBP Participant does not make any election with respect to the payment of his or her benefits hereunder, then such benefits shall be paid in a single payment as described in Section 3.2(a). This Section 3.3 is intended to comply with Treas. Regs. § 1.409A-2(a)(7)(iii) (relating to first year of eligibility in excess benefit plans), and shall be construed accordingly.

3.4. Election Changes in General. The Supplemental CBP Participant may change his or her form-of-payment election by submitting a new election to the Committee, provided, that no election made under this Section 3.4 shall take effect until twelve (12) months after it is made. If a Supplemental CBP Participant changes a form-of-payment election, payment or commencement of payment of the benefit payable under the new form-of-payment election shall be delayed by five years measured from the date on which the pre-change form of payment would have been made or commenced. For example, (A) under a valid change in payment form from a lump sum to installments, the first installment payment shall be made five years after the date the lump sum would otherwise have been paid, and (B) under a valid change from an installment form of payment to a lump sum payment, the lump sum shall be paid five years after the first installment would have been made. Any election change made in accordance with this Section 3.4 shall be binding on the Supplemental CBP Participant when made and may be altered only by a subsequent election change that complies with the requirements of this Section 3.4.

3.5. Section 409A Transition Period. Notwithstanding the above, the Committee has the authority to permit, in its sole discretion, changes to form-of-payment elections that do not meet the requirements of Section 3.4 to the extent permitted by transition guidance under Section 409A, pursuant to such procedures as the Committee may determine.

3.6. Death of Participant. If a Supplemental CBP participant dies before his or her Separation from Service, the Corporation shall pay to the decedent’s Beneficiary in a single payment as soon as reasonably practicable, but no later than 60 days following such Participant’s death, an amount equal to (i) the actuarial equivalent (determined on the basis of actuarial assumptions chosen in accordance with Section 3.7 hereof) of the death benefit that would be payable under the Cash Balance Plan if such benefit were determined without regard to the limitations of Sections 401(a)(17) and 415 of the Code (and the corresponding limitations under the Cash Balance Plan) and based on Compensation not reduced (but only if Section 2.1(a) is satisfied) for any deferrals under the Corporation’s nonqualified Deferred Compensation Plan, reduced by (ii) the portion of the death benefit described in clause (i) above which is actuarially equivalent to any special additions credited to such decedent’s Cash Balance Plan Account (and interest credits on such special additions) in accordance with the provisions of Appendix H, Appendix I, and similar Appendices of the Cash Balance Plan, and further reduced by (iii) the death benefit actually payable under the Cash Balance Plan. If a Supplemental CBP Participant

dies following his or her Separation from Service but prior to the complete distribution of his or her account balance, the Corporation shall pay to the decedent’s Beneficiary in a single payment as soon as reasonably practicable, but no later than 60 days following such Participant’s death, an amount equal to the remaining balance in such Participant’s memorandum account. Notwithstanding the requirement that the Corporation pay the Supplemental CBP Participant’s death benefit within 60 days following the Participant’s death, the Corporation shall not be liable to the Participant nor to the estate nor beneficiary of the Participant, by reason of any acceleration of income or additional tax under Section 409A of the Code, or for any other reason in connection with the timely payment of such benefit. The Committee reserves the right to request a certified death certificate or other confirmation of death satisfactory to the Committee at its discretion with respect to a payment to be made to the Supplemental CBP Participant’s Beneficiary, and if so requested by the Committee, the provision of such confirmation of death shall be a precondition to payment to the Participant’s Beneficiary.

3.7. Actuarial Equivalency, Etc. Benefits payable hereunder shall be actuarially adjusted to carry out the purposes of this Supplemental CBP, which is intended (i) to offset reductions in the value of benefits under the Cash Balance Plan attributable to (A) the limitations of Sections 401(a)(17) and 415 of the Code and (B) reductions in Compensation caused by deferrals under the Corporation’s nonqualified Deferred Compensation Plan, and (ii) to ensure that the different ways in which the aggregate benefit hereunder and under the Cash Balance Plan may be paid are of substantially equivalent value. The actuarial assumptions used in determining actuarial equivalency hereunder shall be determined from time to time by the Committee and may, but need not, be the same as those used to determine actuarial equivalency under the Cash Balance Plan; provided, that upon and following a Change in Control, the actuarial assumptions used for purposes of this Supplemental CBP shall not be less favorable to Supplemental CBP Participants or their Beneficiaries than those last specified by the Committee prior to the Change in Control, or to the extent none was so specified, than those applicable under the Cash Balance Plan.

3.8. Benefits Unfunded. This Supplemental CBP shall not be construed to create a trust of any kind or a fiduciary relationship between any Employer and a Supplemental CBP Participant. Neither Supplemental CBP Participants nor their Beneficiaries, nor any other person, shall have any rights against any Employer or its assets in respect of any benefits hereunder, other than rights as general creditors. Nothing in this Section 3.8, however, shall preclude an Employer from establishing and funding a trust for the purpose of paying benefits hereunder, if such trust’s assets are subject to the claims of the Employer’s general creditors in the event of the Employer’s bankruptcy or insolvency.

3.9. Designation of Beneficiary. A Supplemental CBP Participant may designate, in writing, one or more Beneficiaries under this Supplemental CBP who may be the same as or different from those named in the Cash Balance Plan to receive benefits, if any, payable upon the Supplemental CBP Participant’s death; provided, that in the case of a Supplemental CBP Participant who is married at the time of death, the Supplemental CBP Participant’s surviving spouse shall be treated as the sole Beneficiary unless he or she has consented (in accordance with procedures similar to those in the Cash Balance Plan relating to spousal consent) to the designation of one or more other Beneficiaries. In the absence of any Beneficiary so designated, benefits payable following death shall be paid to the Supplemental CBP participant’s surviving spouse, if any; if none, to such person or persons (including the decedent’s estate) as are designated to receive any benefits remaining to be paid under the Cash Balance Plan; or if none of the foregoing, to such person or persons as shall be designated by the Committee.

SECTION 4 Certain Forfeitures

4.1. Forfeiture of Supplemental Benefits. Notwithstanding anything to the contrary in this Supplemental CBP, benefits payable hereunder shall be forfeited by the Supplemental CBP Participant if the Supplemental CBP Participant’s Separation from Service was requested by an Employer and the termination was determined by the Committee to be for “cause.” For purposes of this Supplemental CBP, “cause” shall mean any action or failure to act by the Supplemental CBP Participant which the Committee in its sole discretion determines to have constituted negligence or misconduct in the performance of the Supplemental CBP Participant’s duty to his or her Employer. Notwithstanding the foregoing provisions of this Section 4.1, in respect of any termination of a Supplemental CBP Participant’s employment requested by such Employer within the two-year period immediately following a Change in Control, “cause” shall mean only (i) the willful and continued failure by the Supplemental CBP Participant to perform substantially his or her duties with the Employer, after a written demand for substantial performance is delivered to the Supplemental CBP Participant by the Employer which demand specifies the manner in which the Employer believes that the Supplemental CBP Participant has not substantially performed the Supplemental CBP Participant’s duties, or (ii) the willful engaging by the Supplemental CBP Participant in conduct which is demonstrably and materially injurious to the Employer, monetarily or otherwise. For purposes of clauses (i) and (ii) of the preceding sentence, no act, or failure to act, on the Supplemental CBP Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Supplemental CBP Participant not in good faith and without reasonable belief that the Supplemental CBP Participant’s act or failure to act was in the best interest of the Employer.

SECTION 5 Administration

5.1. Duties of Committee. This Supplemental CBP shall be administered by the Committee in accordance with its terms and purposes. The Committee shall determine, in accordance with Section 3 hereunder, the amount and manner of payment of the benefits due to or on behalf of each Supplemental CBP Participant from this Supplemental CBP and shall cause them to be paid by the Corporation accordingly. The Committee may delegate its powers, duties and responsibilities to one or more individuals (including in the discretion of the Committee employees of one or more Employers) or one or more committees of such individuals.

5.2. Finality of Decision. The decisions made, and the actions taken, by the Committee in the administration of this Supplemental CBP shall be final and conclusive with respect to all persons, and neither the Committee nor individual members thereof, nor its or their delegates hereunder, shall be subject to individual liability with respect to this Supplemental CBP.

5.3. Benefit Claims; Appeal and Review.

(a) If any person believes that he or she is being denied any rights or benefits under this Supplemental CBP, such person may file a claim in writing with the Committee or its designee. If any such claim is denied, the Committee or its designee will notify such person of its decision in writing. Such notification shall be written in a manner calculated to be understood by such person and will contain (i) specific reasons for denial, (ii) specific reference to pertinent plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Committee or its designee (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his or her claim by the Committee.

(b) Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his or her duly authorized representative) may (i) file a written request with the Committee for a review of his or her denied claim and of pertinent documents and (ii) submit written issues and comments to the Committee. The Committee will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent plan provisions. The decision on review will be made within 60 days after the request for review is received by the Committee (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Committee to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period). If the decision on review is not made within such period, the claim will be considered denied.

SECTION 6 Amendment and Termination

6.1. Amendment and Termination. While the Corporation intends to maintain this Supplemental CBP in conjunction with the Cash Balance Plan for as long as it deems necessary, the Board of Directors reserves the right to amend and/or terminate it at any time for whatever reasons it may deem appropriate; provided, that no such amendment shall reduce the benefit amount that a Supplemental CBP Participant would be entitled to receive hereunder if he or she were deemed to have terminated employment (other than by reason of death) immediately prior to the date of such amendment, unless the Supplemental CBP Participant consents to such reduction. For clarification, a Supplemental CBP Participant’s benefit under this Plan may fluctuate, up and down, due to increases and decreases in the Participant’s Accrued Benefit under the Cash Balance Plan as a result of increases or decreases to the limits under Sections 401(a)(17) and 415 of the Code. Such fluctuations are not “amendments” for purposes of the immediately preceding sentence.

Notwithstanding any other provision hereunder, during the two-year period immediately following a Change in Control, this Supplemental CBP may not be terminated, altered or amended in a way that would decrease future accrual of, eligibility for, or entitlement to, a benefit hereunder. This Section 6.1 may not be altered or amended during that same two-year period in any way except with the prior written consent of all of the then Supplemental CBP Participants.

Upon termination of the Plan, payments hereunder shall be accelerated only to the extent permitted by Section 409A.

SECTION 7 Miscellaneous

7.1. No Employment Rights. Nothing contained in this Supplemental CBP shall be construed as a contract of employment between any Employer and a Supplemental CBP Participant, or as giving any Supplemental CBP Participant the right to be continued in the employment of an Employer, or as a limitation of the right of an Employer to discharge any Supplemental CBP Participant, with or without cause.

7.2. Assignment. Subject to the provisions of this Supplemental CBP relating to payment of benefits upon the death of a Supplemental CBP Participant, the benefits payable under this Supplemental CBP may not be assigned, alienated, transferred, pledged, or encumbered.

7.3. Withholding, Etc. Benefits payable under this Supplemental CBP shall be subject to all applicable federal, state or other tax withholding requirements. To the extent any amount credited or accrued hereunder for the benefit of a Supplemental CBP Participant’s benefit is treated as “wages” for FICA/Medicare or FUTA tax purposes on a current basis (or when vested) rather than when distributed, all as determined by the Committee, then the Committee shall require that the Supplemental CBP Participant either (i) timely pay such taxes in cash by separate check to his or her Employer, or (ii) make other arrangements satisfactory to such Employer (e.g., additional withholding from other wage payments) for the payment of such taxes. To the extent a Supplemental CBP Participant fails to pay or provide for such taxes as required, the Committee may suspend the Supplemental CBP Participant’s participation in the Supplemental CBP or reduce benefits accrued hereunder.

7.4. Distribution of Taxable Amounts. Anything in the Plan to the contrary notwithstanding, in the event an amount deferred under the Plan gives rise to an income inclusion under Section 409A, or state, local or foreign tax obligations, or the income tax at source on wages imposed under Section 3401 prior to the time otherwise payable hereunder, an amount equal to the aggregate amount of such income inclusion (in the case of a Section 409A income inclusion) or the aggregate amount of such taxes shall be paid from the affected Supplemental CBP Participant’s Memorandum Account to such Supplemental CBP Participant or Beneficiary, in each case to the extent permitted by Section 409A. Any amount to the credit of a Supplemental CBP Participant’s Account shall be determined to be includible in income under Section 409A upon the earlier of:

(a) determination by the Internal Revenue Service addressed to the Supplemental CBP Participant or Beneficiary which is not appealed; or

(b) a final determination by the United States Tax Court or any other Federal Court affirming any such determination by the Internal Revenue Service that amounts credited to a Supplemental CBP Participant’s Account are includible in income under Section 409A.

7.5. No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Corporation, Affiliated Employer, the Committee, or any other person or entity that the assets of the Corporation or Affiliated Employers will be sufficient to pay any benefits hereunder. No Supplemental CBP Participant shall have any right to receive a benefit payment under the Plan except in accordance with the terms of the Plan.

7.6. Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Corporation and Affiliated Employers and the Plan therefor.

7.7. Limitations on Liability. In no event shall the employees, officers, directors, or stockholders of the Corporation or any Affiliated Employer be liable to any individual or entity on account of any claim arising by reason of the Plan provisions or any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other individual or entity to be entitled to any particular tax consequences with respect to the Plan or any credit or payment hereunder. Neither the Corporation nor any Affiliated Employer, nor any of their officers or directors, nor any other person charged with administrative responsibilities under the Plan, shall be liable to any employee or former employee of the Corporation or any Affiliated Employer, or to any spouse or other beneficiary of any such employee or former employee, by reason of the failure of any benefit hereunder to comply with the requirements of Section 409A.

7.8. Provisions to Facilitate Plan Operations. If it is impossible or difficult to ascertain the person to receive any benefit under the Plan, the Committee may, in its discretion and subject to applicable law, direct payment to the person it deems appropriate consistent with the Plan’s purposes; or retain such amounts in the Plan for payment to a court pending judicial determination of the rights thereto. Any payment under this Section 7.8 shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

7.9. Correction of Payment Mistakes. Any mistake in the payment of a Supplemental CBP Participant’s benefits under the Plan may be corrected by the Committee when the mistake is discovered. The mistake may be corrected in any reasonable manner authorized by the Committee (e.g., adjustment in the amount of future benefit payments, repayment to the Plan of an overpayment, or catch-up payment to a Supplemental CBP Participant for an underpayment). In appropriate circumstances (e.g., where a mistake is not timely discovered), the Committee may waive the making of any correction. A Supplemental Plan Participant or Beneficiary receiving an overpayment by mistake shall repay the overpayment if requested to do so by the Committee.

7.10. Schedules. The Committee may by Schedule modify the benefits available hereunder to one or more specified individuals. The provisions of each such Schedule shall, with respect to the individual or individuals thereby affected, be deemed a part of the Supplemental CBP and shall be incorporated herein.

7.11. Law Applicable. This Supplemental CBP shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, this instrument is executed this 31st day of December, 2008.

CABOT CORPORATION

By:	/s/ Robby D. Sisco
Vice President, Human Resources